UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 24, 2004

Moscow CableCom Corp.
(Exact Name of Registrant as Specified in Charter)

Andersen Group, Inc.
(Former Name Changed Since Last Report)

Delaware	0-1460	06-0659863
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, Suite 1202 New York, New York		10022
(Address of Principal Executive Offices)		(Zip Code)
(212) 826-8942
Registrant's telephone number, including area code

Item 2. Acquisition or Disposition of Assets.

On February 24, 2004, Moscow CableCom Corp., formerly Andersen Group, Inc. (the "Company") acquired of 100% of the equity of ZAO ComCor-TV ("CCTV") in exchange of 6,250,000 shares of its Common Stock, in the transaction described in Item 5 hereof.

CCTV is marketing cable TV and Internet services to more than 155,000 homes it has accessed in the district of Chertanovo and certain areas of the Central Administrative Region of Moscow ("CAR").  It is also in the process of expanding the build-out of its access network in the CAR and has specific plans to expand further its access network of homes.

CCTV provides a "last mile solution," based on hybrid fibre-coaxial technology, for cable TV, high speed Internet access, data transmission and voice services to residential and business customers in Moscow, Russia.  CCTV is licensed to provide these services to up to 1.5 million subscribers in Moscow (44% of total estimated households).  Under a 50-year Services Agreement with Moskovskaya Telekommunikatsionnaya Corporatsiya (Moscow Telecommunications Corporation) ("COMCOR"), CCTV has rights to utilize the Moscow Fibre Optic Network backbone for the provision of its services in a defined area, with an additional right of first refusal to utilize the MFON to access the remaining approximately 1.8 million homes outside this defined area.

Item 5.  Other Events and Required FD Disclosure.

On February 24, 2004, the Company announced that it had completed the acquisition of 100% of the equity of CCTV, the Moscow, Russia-based provider of cable television and broadband Internet access services (the "Closing").  At the Closing, the Company issued 4,000,000 shares of its Common Stock to COMCOR pursuant to a Stock Subscription Agreement between the Company and COMCOR dated as of May 23, 2003 which was filed as Exhibit 99.3 to the Company's Form 8-K filed May, 29, 2003 (the "Stock Subscription Agreement") and related agreements in consideration of the approximately 50% equity interest of CCTV owned by COMCOR and issued 2,250,000 shares to the stockholders of ABC Moscow Broadband Communication Limited ("MBC") in consideration of the approximately 50% equity interest of CCTV owned by MBC to gain control of all of CCTV's equity that the Company had not previously beneficially owned.  Upon the issuance of these shares, COMCOR owns approximately 47.4% of the Company's outstanding Common Stock.  The Company also announced that in the coming weeks, it expects to issue an additional 220,879 shares of its Common Stock to COMCOR in payment for approximately $1.38 million in liabilities owed by CCTV to COMCOR, in accordance with the Stock Subscription Agreement and related agreements, at which time it will own approximately 48.8% of the Company's outstanding stock.  These transactions were approved by the Company's shareholders in October 2003.  On February 24, 2004, the Company issued the press release filed herewith as Exhibit 99.1 announcing the above.

In connection with the Closing, the Company entered into a Voting Agreement with COMCOR and Messrs. Oliver R. Grace, Jr., President and Chief Executive Officer of the Company, and Frances E. Baker, Chairman of the Board, pursuant to which, among other things, Messrs Grace and Baker and COMCOR agreed that COMCOR is entitled to nominate three members to the Company's Board of Directors, and Messrs. Grace and Baker are entitled to nominate four members to the Board, and each will vote for the nominees nominated by the other.  The Voting Agreement will terminate upon the earlier of (i) December 31, 2006; (ii) either COMCOR's or Messrs. Grace and Baker's ownership of the Company's Common Stock falling below 5%; and (iii) the mutual agreement of COMCOR and Messrs. Grace and Baker.  The above summary is qualified in its entirety by reference to the Voting Agreement, which is attached as Exhibit 99.2 hereto and incorporated herein by reference.

Effective with the Closing, the Company changed its name to "Moscow CableCom Corp."

Effective at market open on Thursday, February 26, 2004, the Company's Common Stock began trading under its new NASDAQ ticker symbol "MOCC."

As indicated above, the transaction with COMCOR was entered pursuant to the Stock Subscription Agreement.  In connection with the Closing, the Company and COMCOR agreed to certain amendments to the Stock Subscription Agreement pursuant to a Letter Agreement between the parties.  Among other matters, the Letter Agreement provided that the Company was not required to issue 220,879 shares of its Common Stock to COMCOR in satisfaction of obligations of CCTV to COMCOR as a condition to the Closing, but that such shares shall be issued as soon as reasonably practicable after the Closing; that various dates for completing additional obligations of the parties were extended; and that COMCOR will purchase a specified number of shares of OAO Institute for Automated Systems ("IAS"), an approximately 43% owned affiliate of CCTV, at a specified price, that IAS will use the proceeds of such sale to satisfy its debt obligation to a third party, and that CCTV will purchase from COMCOR a specified number of IAS shares at a price to be mutually agreed upon so as to maintain CCTV's approximate 43% ownership of IAS.  The above summary is qualified in its entirety by reference to the Letter Agreement, which is attached as Exhibit 99.3 hereto and incorporated herein by reference.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a)  Financial Statements of Businesses Acquired.

The Company will file the financial statements required by this item not later than 60 days after the initial date this Report on Form 8-K was required to be filed.

(b)  Pro Forma Financial Information.

The Company will file the pro forma financial statements required by this item not later than 60 days after the initial date this Report on Form 8-K was required to be filed.

 (c) Exhibits.

The exhibits listed below are being furnished with this Form 8-K.

Exhibit Number	Description

3.1(a)	Certificate of Amendment to Certificate of Incorporation filed October 27, 2003.
3.1(b)	Certificate of Amendment to Certificate of Incorporation filed November 4, 2003.
3.1(c)	Certificate of Amendment to Certificate of Incorporation filed February 24, 2004.
99.1	Press Release dated February 24, 2004.
99.2	Voting Agreement by and among Moskovskaya Telekommunikatsionnaya Corporatsiya, Oliver Grace. Jr.,
Francis E. Baker and the Company dated as of February 24, 2004.
99.3	Letter Agreement between the Company and Moskovskaya Telekommunikatsionnaya Corporatsiya dated
February 23, 2004.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Moscow CableCom Corp.
(Registrant)

Date: February 27, 2004	/s/ Andrew M. O'Shea
Name: Andrew M. O'Shea
Title: Chief Financial Officer